Exhibit B

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is made as of July 31, 2015, by and between JLL Building Holdings, LLC, a Delaware limited liability company (“JLL Holdings”) and a wholly-owned subsidiary of JLL Partners Fund V, L.P., a Delaware limited partnership, and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“Warburg Pincus”). Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to them in the Stockholders’ Agreement (defined below).

RECITALS

WHEREAS, JLL Holdings and Warburg Pincus are parties to that certain Stockholders’ Agreement, dated as of June 22, 2010 (the “Stockholders’ Agreement”), pursuant to which JLL Holdings and Warburg Pincus agreed to vote the shares of the Common Stock of Builders FirstSource, Inc. (the “Company”) held by them and their affiliates in favor of the election to the board of directors of the Company of designees of each of JLL Holdings and Warburg Pincus; and

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of April 13, 2015, by and among (i) the Company, (ii) ProBuild Holdings LLC (“ProBuild”), and (iii) FMR LLC, ProBuild Capital LLC, ProBuild Holdings, Inc., and Lanoga Corporation, among other things, the Company has agreed to acquire all of the outstanding equity interests of ProBuild (the “Acquisition”); and

WHEREAS, JLL Holdings and Warburg Pincus desire to terminate the Stockholders’ Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Termination. Pursuant to Section 3.13 of the Stockholders’ Agreement, the Stockholders’ Agreement is hereby terminated, effective as of immediately prior to the closing of the Acquisition, and, notwithstanding anything to the contrary set forth in the Stockholders’ Agreement, neither JLL Holdings nor Warburg Pincus shall have any further liabilities or obligations under the Stockholders’ Agreement from and after the termination of the Stockholders’ Agreement.

2. Governing Law. This Termination Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to its conflict of laws principles.

3. Binding on Successors. This Termination Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

4. Counterparts. This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Termination Agreement by facsimile or as a .pdf or similar attachment to an electronic communication shall have the same effect as delivery of a manually executed counterpart to this Termination Agreement.

5. Severability. If any provision of this Termination Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Termination Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

6. Further Assurances. Each party hereto will cooperate with, and take such further action as may be reasonably requested by, each other party hereto in order to carry out the provisions and purposes of this Termination Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Termination Agreement has been executed and delivered by the parties hereto as of the date first written above.

JLL BUILDING HOLDINGS, LLC

By:	JLL Partners Fund V, L.P., its sole member
By:	JLL Associates V, L.P., its general partner
By:	JLL Associates, G.P. V, LLC, its general partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Title:	Managing Member

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX GP L.P., its General Partner
By:	WPP GP LLC, its General Partner
By:	Warburg Pincus Partners, L.P. , its Managing Member
By:	Warburg Pincus Partners GP LLC, its General Partner
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ David Barr
Name:	David Barr
Title:	Partner

[Signature Page to Termination Agreement]